Exhibit 2.1

Execution Copy – 07 07 2026

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of July 7, 2026 (the “Effective Date”), by and between Byrna Technologies Inc., a Delaware corporation (“Buyer”), and Hero Defense Systems, LLC, a Nevada limited liability company (“Seller”). Buyer and Seller are referred to herein individually as a “Party” and collectively as the “Parties.” David S. Clemons and Daniel R. Danowski, the principal members of Seller (each, a “Founder” and together, the “Founders”), join in this Agreement solely for purposes of Section 5.13, Sections 7.3 and 7.4, and Article IX.

RECITALS

WHEREAS, Seller is engaged in the business of designing, developing, manufacturing, marketing, and selling less-lethal defense products and related products and accessories (the “Business”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets of Seller used in or related to the Business, and Buyer is willing to assume only the limited liabilities expressly set forth herein, all on the terms and subject to the conditions of this Agreement; and

WHEREAS, the Parties intend that the transactions contemplated by this Agreement be treated as a taxable acquisition of assets for U.S. federal income tax purposes.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1

Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below, and other terms are defined in the Sections in which they first appear: (a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person; (b) “Business Day” means any day other than a Saturday, Sunday, or day on which banks in New York, New York are authorized or required to close; (c) “Encumbrance” means any lien, mortgage, pledge, security interest, charge, claim, or other encumbrance of any kind; (d) “Governmental Authority” means any federal, state, local, or foreign government or any agency, regulatory body, or instrumentality thereof, including the Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”); (e) “Law” means any applicable statute, law, regulation, ordinance, rule, or order of any Governmental Authority; (f) “Losses” means losses, liabilities, damages, costs, and expenses, including reasonable attorneys’ fees; (g) “Material Adverse Effect” means any change or effect that is materially adverse to the Acquired Assets or the Business, taken as a whole; (h) “Person” means any individual, entity, or Governmental Authority; and (i) “Tax” or “Taxes” means all federal, state, local, and foreign taxes, assessments, fees, levies, duties, and other charges in the nature of a tax imposed by any Governmental Authority, together with any interest, penalties, or additions thereto.

Execution Copy – 07 07 2026

ARTICLE II

PURCHASE AND SALE

2.1         Purchase and Sale of Assets. At the Closing, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances (other than Encumbrances expressly permitted in writing by Buyer, “Permitted Encumbrances”), all of Seller’s right, title, and interest in and to substantially all of the assets, properties, and rights used in or related to the Business (collectively, the “Acquired Assets”), including, without limitation:

(a)  all intellectual property, including patents and patent applications, trademarks, trade names, service marks, copyrights, trade secrets, know-how, designs, and all goodwill associated therewith (the “Acquired IP”);

(b)  all internet domain names, websites, social media accounts, and email addresses and accounts;

(c)  all customer lists and customer relationships, all vendor and supplier relationships, and all contracts set forth on Schedule 2.1(c) (the “Assumed Contracts”);

(d)  all inventory, raw materials, work in process, unfinished and finished goods, equipment, tooling, molds, and supplies;

(e)  all books, records, files, and data relating to the Business; all transferable permits, licenses, and registrations (including any ATF or export control authorizations to the extent transferable); and

(f)  all goodwill of the Business.

2.2         Excluded Assets. The Acquired Assets do not include, and Seller shall retain, (a) all cash and cash equivalents; (b) Seller’s organizational documents, minute books, equity records, and tax returns; (c) any rights of Seller under this Agreement; and (d) any assets listed on Schedule 2.2 (collectively, the “Excluded Assets”).

2.3         Assumed Liabilities. Buyer shall assume only (a) the obligations under the Assumed Contracts arising from and after the Closing (other than obligations arising from any pre-Closing breach), and (b) those liabilities, if any, expressly set forth on Schedule 2.3 (collectively, the “Assumed Liabilities”).

2.4         Excluded Liabilities. Except for the Assumed Liabilities, Buyer does not assume and shall not be responsible for any liability or obligation of Seller of any kind (the “Excluded Liabilities”), all of which shall remain the sole responsibility of Seller. The Excluded Liabilities include, without limitation, all liabilities (i) relating to or arising out of the Business or the Acquired Assets on or prior to the Closing; (ii) for any product designed, manufactured, or sold by Seller on or prior to the Closing, including product-liability, warranty, and recall claims; (iii) for Taxes of Seller; and (iv) relating to the Excluded Assets. The Parties intend that Buyer shall not, by reason of the transactions contemplated hereby, be deemed a successor to Seller or otherwise liable for the Excluded Liabilities under any theory of successor liability.

Execution Copy – 07 07 2026

ARTICLE III

PURCHASE PRICE; PAYMENT; ROYALTY

3.1         Purchase Price. The aggregate purchase price for the Acquired Assets is $1,250,000 (the “Purchase Price”), plus the Royalty and the assumption of the Assumed Liabilities. At the Closing, Buyer shall pay and deliver the Purchase Price as follows: (a) $625,000 in cash (the “Cash Consideration”), payable by wire transfer of immediately available funds, less the Holdback Amount withheld pursuant to Section 3.3; and (b) $625,000 in shares of Buyer’s common stock (the “Stock Consideration”), issued in accordance with Section 3.2.

3.2         Stock Consideration. The number of shares constituting the Stock Consideration shall be determined by dividing $625,000 by the volume-weighted average price (“VWAP”) of Buyer’s common stock over the sixty (60) consecutive trading days ending on the trading day immediately preceding the Closing Date; provided, that in no event shall the number of shares issued exceed 104,000 shares (subject to equitable adjustment for any stock split, reverse split, stock dividend, recapitalization, or similar event occurring prior to the Closing). The Stock Consideration shall be issued as “restricted securities” in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), shall be subject to such resale or registration arrangements as the Parties may agree, and shall bear a restrictive legend substantially in the following form: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY ARE ALSO SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN ASSET PURCHASE AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.” Seller shall not, and shall cause any permitted transferee not to, offer, sell, pledge, hypothecate, or otherwise transfer or dispose of any portion of the Stock Consideration for a period of six (6) months following the Closing Date (the “Lock-Up Period”); provided, that Seller may distribute the Stock Consideration to the Founders on a pro rata basis in connection with the dissolution or winding up of Seller so long as each Founder receiving such shares first agrees in writing to be bound by the transfer restrictions set forth in this Section 3.2 for the remainder of the Lock-Up Period. The transfer restrictions set forth in this Section 3.2 are in addition to, and not in lieu of, any restrictions imposed by applicable securities Laws, including the holding period and other applicable requirements of Rule 144 under the Securities Act.

3.3         Holdback. At the Closing, Buyer shall deposit $125,000 (the “Holdback Amount”) with a third-party escrow agent mutually agreeable to Buyer and Seller (the “Escrow Agent”), to be held in escrow pursuant to an escrow agreement in form and substance reasonably acceptable to the Parties and the Escrow Agent (the “Escrow Agreement”), as security for Seller’s indemnification obligations under Article IX. The Holdback Amount shall be held in escrow for a period of up to eighteen (18) months following the Closing and shall be released in accordance with Section 9.5, subject to Buyer’s setoff rights under Section 3.5.

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3.4         Royalty. As additional consideration, Buyer shall pay Seller a royalty (the “Royalty”) equal to three and one-half percent (3.5%) of Net Sales of (a) all products that, as of the Closing, are sold or under development by Seller (the “Hero Products”) and (b) any successor, derivative, or improved products developed by or for Buyer that incorporate, or are derived in any material respect from, the Acquired IP (the “Derivative Products”). “Net Sales” means the gross amounts invoiced by Buyer and its Affiliates for sales of Hero Products and Derivative Products, less returns and allowances, trade and quantity discounts actually granted, and sales, use, and similar taxes and separately stated freight and shipping charges. The Royalty shall accrue and be determined separately for each twelve (12)-month period beginning on the Closing Date or an anniversary thereof (each, a “Royalty Year”). Seller shall be entitled to a guaranteed minimum aggregate royalty of $250,000 over the Royalty term (the “Minimum Royalty”), payable in five (5) equal annual installments of $50,000 each. Within sixty (60) days after the end of each Royalty Year, Buyer shall deliver to Seller a statement showing Net Sales and the earned Royalty for such Royalty Year in reasonable detail, accompanied by payment of (x) the $50,000 Minimum Royalty installment for such Royalty Year and (y) to the extent the earned Royalty for such Royalty Year exceeds $50,000, the amount of such excess (a “True-Up Payment”). Each Minimum Royalty installment shall be non-refundable; if the earned Royalty for any Royalty Year is less than $50,000, Seller shall retain the full installment, and no shortfall shall be carried forward to, credited against, or recouped from any other Royalty Year. Notwithstanding the non-refundable nature of any Minimum Royalty installment once paid, nothing in this Section 3.4 shall limit Buyer’s right to set off Losses against any unpaid Royalty (including any unpaid Minimum Royalty installment or any True-Up Payment) pursuant to Section 3.5. Notwithstanding the foregoing, the aggregate Royalty (inclusive of all Minimum Royalty installments and True-Up Payments) shall terminate, and no further Royalty shall accrue, upon the earlier to occur of (i) the date on which aggregate Royalty payments reach $5,000,000 and (ii) the fifth (5th) anniversary of the Closing Date. Buyer’s obligations to pay the Royalty (including any Minimum Royalty installments and True-Up Payments) shall be binding upon, and continue in favor of Seller following, any sale, merger, or other change of control of Buyer, and shall be assumed by any successor or acquiror of Buyer.

3.5         Setoff. Buyer shall be entitled to set off any Losses for which it is entitled to indemnification under Article IX, first against the Holdback Amount and thereafter against any amounts otherwise payable to Seller, including any unpaid Royalty; provided, that Buyer may set off Losses against any unpaid Minimum Royalty installment only to the extent such Losses arise from fraud, a breach of a Fundamental Representation or a Specialty Representation, or an Excluded Liability.

3.6         Purchase Price Allocation. The Parties shall allocate the Purchase Price (and any other amounts properly treated as consideration for U.S. federal income tax purposes) among the Acquired Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), as set forth on an allocation schedule to be agreed by the Parties within ninety (90) days after the Closing, and the Parties shall file consistent IRS Forms 8594 and shall not take any position inconsistent therewith except as required by Law.

3.7         Withholding. Buyer shall be entitled to deduct and withhold from any amounts payable hereunder such amounts as are required to be deducted and withheld under applicable Tax Law, and any amounts so withheld shall be treated as paid to Seller.

Execution Copy – 07 07 2026

3.8         Royalty Audit; Good Faith. Buyer shall keep reasonable books and records sufficient to verify the calculation of Net Sales and the Royalty. Not more than once per Royalty Year, upon at least ten (10) Business Days’ prior written notice, Seller (or an independent accountant designated by Seller and reasonably acceptable to Buyer, in each case bound by customary confidentiality obligations) may, during normal business hours and at Seller’s expense, inspect such books and records solely for purposes of verifying the Royalty for the immediately preceding Royalty Year; provided, that if any such inspection discloses an underpayment of more than five percent (5%) for the period audited, Buyer shall reimburse the reasonable out-of-pocket costs of such inspection and shall promptly pay the amount of the underpayment. Buyer shall not take any action in bad faith and for the primary purpose of avoiding or reducing the Royalty; provided, that nothing in this Section 3.8 shall limit Buyer’s discretion to operate its business in the good-faith exercise of its business judgment, including decisions regarding pricing, product mix, discontinuation, branding, research and development, and the allocation of resources.

3.9         Post-Closing Inventory True-Up. Within thirty (30) days after the Closing Date, Buyer shall reimburse Seller for (a) inventory ordered by Seller in the ordinary course of business prior to the Closing and included in the Acquired Assets, and (b) deposits and other prepaid amounts paid by Seller prior to the Closing in respect of such inventory or other prepaid items included in the Acquired Assets, in each case to the extent supported by reasonable documentation and not otherwise reflected in the Purchase Price; provided, that the aggregate amount payable by Buyer under this Section 3.9 shall not exceed $15,000. No later than fifteen (15) days after the Closing Date, Seller shall deliver to Buyer a statement setting forth the amounts claimed under this Section 3.9, together with supporting invoices and evidence of payment.

ARTICLE IV

CLOSING

4.1         Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions to be satisfied at the Closing), or on such other date as the Parties may agree (the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. Eastern time on the Closing Date.

4.2         Seller Closing Deliveries. At the Closing, Seller shall deliver to Buyer: (a) a bill of sale and an assignment and assumption agreement, and assignments of the Acquired IP (including confirmatory assignments to Seller from each Founder, employee, contractor, or consultant who created, developed, or contributed to any material Acquired IP), in forms reasonably acceptable to Buyer, transferring the Acquired Assets free and clear of all Encumbrances other than Permitted Encumbrances; (b) the restrictive covenant agreements described in Section 7.4, duly executed by Seller and each Founder; (c) a certificate of an officer of Seller certifying as to the matters in Sections 8.2(a) and 8.2(b); (d) all consents and approvals set forth on Schedule 4.2(d); (e) a properly completed certification of non-foreign status; and (f) such other instruments of transfer as Buyer may reasonably request.

4.3         Buyer Closing Deliveries. At the Closing, Buyer shall deliver: (a) the Cash Consideration (less the Holdback Amount) by wire transfer; (b) evidence of issuance of the Stock Consideration; and (c) a counterpart of the assignment and assumption agreement.

Execution Copy – 07 07 2026

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules delivered by Seller (the “Disclosure Schedules”), Seller represents and warrants to Buyer as follows:

5.1         Organization. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own the Acquired Assets and conduct the Business.

5.2         Authority; Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated hereby (the “Transaction Documents”) and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms, subject to customary bankruptcy and equitable exceptions.

5.3         No Conflicts; Consents. The execution, delivery, and performance of the Transaction Documents do not (a) violate Seller’s organizational documents, (b) violate any Law or order, or (c) except as set forth on the Disclosure Schedules, require any consent under, or result in a breach of, any material contract. Except as set forth on the Disclosure Schedules, no consent of any Governmental Authority is required other than as may be required under firearms and export-control Laws.

5.4         Title; Sufficiency. Seller has good and valid title to, or a valid right to use, the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The Acquired Assets, together with the rights granted hereunder, constitute all of the assets necessary to conduct the Business as currently conducted in all material respects.

5.5         Financial Information. The financial information regarding the Business made available to Buyer was prepared in good faith and fairly presents, in all material respects, the matters set forth therein.

5.6         Taxes. Seller has timely filed all material Tax returns required to be filed and has paid all material Taxes due. There are no Encumbrances for Taxes on the Acquired Assets other than for Taxes not yet due and payable.

5.7         Intellectual Property. Seller exclusively owns all material Acquired IP, and has a valid right to use all other Acquired IP, in each case free and clear of all Encumbrances other than Permitted Encumbrances. Each current and former employee, contractor, consultant, and Founder who has created, developed, or contributed to any material Acquired IP has assigned, or at or prior to the Closing will assign, to Seller all right, title, and interest in and to such Acquired IP. To Seller’s knowledge, the conduct of the Business does not infringe, misappropriate, or otherwise violate the intellectual property rights of any Person, and no Person is infringing the Acquired IP.

5.8         Contracts. Each Assumed Contract is valid and binding on Seller and, to Seller’s knowledge, the other parties thereto, and is in full force and effect. Seller is not in material breach of any Assumed Contract.

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5.9         Compliance with Laws; Permits. Seller is, and for the past three (3) years has been, in compliance in all material respects with all Laws applicable to the Business, including (a) the Gun Control Act of 1968 (18 U.S.C. Chapter 44) and the regulations of the ATF, and (b) U.S. export-control Laws, including the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130) and the Export Administration Regulations (15 C.F.R. Parts 730–774), to the extent applicable. Seller holds all material permits, licenses, and registrations necessary to conduct the Business, to the extent previously required to operate the Business, and all such permits are in full force and effect.

5.10         Litigation. There is no action, suit, or proceeding pending or, to Seller’s knowledge, threatened against Seller relating to the Business or the Acquired Assets.

5.11         Product Liability. Seller has not received notice that any product designed, manufactured, or sold by Seller has failed to be in conformity in all material respects with applicable Laws or contractual specifications, or of any recall or material product-liability or warranty claim relating to any such product.

5.12         Brokers. Except as set forth on the Disclosure Schedules, Seller has not incurred any liability for any broker’s, finder’s, or similar fee in connection with the transactions contemplated hereby.

5.13         Securities Matters. Seller is acquiring the Stock Consideration for its own account, for investment purposes only and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Each of Seller and, solely with respect to any Stock Consideration that may be distributed to such Founder, each Founder (a) is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act; (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring and holding the Stock Consideration; (c) understands that the Stock Consideration constitutes “restricted securities” that have not been registered under the Securities Act or any state securities Laws, is being issued in reliance on one or more exemptions therefrom, and may not be resold or otherwise transferred except pursuant to an effective registration statement or an available exemption from registration; and (d) has had the opportunity to ask questions of, and receive information from, Buyer sufficient to make an informed investment decision. Any distribution of Stock Consideration by Seller to any Founder or other Person shall be made only in compliance with the Securities Act and applicable state securities Laws.

5.14         No Undisclosed Liabilities. To Seller’s knowledge, Seller has no material liabilities or obligations of a nature required to be reflected on a balance sheet prepared on the basis of presentation historically applied by Seller, except for (a) liabilities reflected or reserved against in the financial information made available to Buyer, (b) liabilities incurred in the ordinary course of business since the date of such financial information, and (c) the Excluded Liabilities.

5.15         Absence of Certain Changes. Since the date of the most recent financial information made available to Buyer, (a) Seller has conducted the Business in the ordinary course in all material respects, and (b) there has not occurred any Material Adverse Effect or any event, change, or condition that, had it occurred after the Effective Date, would have constituted a material breach of Section 7.1.

5.16         Lawful Sale of Products. Schedule 5.16 sets forth each U.S. state and other jurisdiction in or into which the Hero Products are currently, or during the past three (3) years have been, marketed, sold, or shipped. To Seller’s knowledge, the marketing, sale, and shipment of the Hero Products in or into each such jurisdiction is and has been in compliance in all material respects with applicable Law, including any applicable state or local restriction on the sale, transfer, possession, or use of less-lethal defense products.

Execution Copy – 07 07 2026

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1         Organization; Authority. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to customary bankruptcy and equitable exceptions.

6.2         No Conflicts. The execution, delivery, and performance of the Transaction Documents by Buyer do not violate Buyer’s organizational documents or any Law or order applicable to Buyer in any material respect.

6.3         Stock Consideration. The shares of common stock constituting the Stock Consideration, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, and will be issued free of any Encumbrance created by Buyer (other than restrictions under applicable securities Laws).

6.4         Brokers. Buyer has not incurred any liability for any broker’s, finder’s, or similar fee for which Seller would be liable.

ARTICLE VII

COVENANTS

7.1         Conduct of Business. From the Effective Date until the Closing, Seller shall conduct the Business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve the Acquired Assets and the Business, including its relationships with customers, suppliers, and Governmental Authorities. From the Effective Date until the Closing, Seller shall not, without Buyer’s prior written consent (not to be unreasonably withheld, conditioned, or delayed): (a) sell, assign, transfer, exclusively license, abandon, allow to lapse, or otherwise dispose of any material Acquired Asset, including any material Acquired IP; (b) create or permit to exist any Encumbrance (other than a Permitted Encumbrance) on any material Acquired Asset; (c) amend, terminate, or waive any material right under any Assumed Contract; (d) fail to maintain in full force and effect, and in good standing, all material licenses, permits, registrations, and authorizations necessary to own the Acquired Assets or conduct the Business, including those issued by the ATF, the U.S. Department of State’s Directorate of Defense Trade Controls (the “DDTC”), and the U.S. Department of Transportation (the “DOT”); (e) fail to maintain in effect the insurance policies covering the Acquired Assets and the Business that are in place as of the Effective Date; (f) take any action that would cause a material breach of its representations herein; or (g) agree or commit to do any of the foregoing.

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7.2         Access. From the Effective Date until the Closing, Seller shall afford Buyer and its representatives reasonable access, during normal business hours and upon reasonable notice, to the Business, the Acquired Assets, and Seller’s books, records, personnel, and advisors.

7.3         Transition Services; Founder Consulting. For a period of ninety (90) days following the Closing (the “Transition Period”), the noted Founders (David S. Clemons and Daniel R. Danowski) shall provide reasonable transition and integration assistance to Buyer, including knowledge transfer, introductions to customers, suppliers, and regulators, and operational, technical, and regulatory hand-over support. During the Transition Period, Buyer may, in its sole discretion, engage one or more Founders to provide consulting services to Buyer. For each Founder so engaged, Buyer shall pay a consulting fee of $10,000 per calendar month (prorated for any partial month) for a period of up to three (3) months, payable in arrears within fifteen (15) days after the end of each applicable month. Whether to engage any Founder, and the duration of any such engagement (up to the three-month maximum), shall be determined by Buyer in its sole discretion, and Buyer shall have no obligation to engage any Founder or to continue any engagement for the full three-month period.

7.4         Restrictive Covenants. As a material inducement to Buyer to purchase the goodwill and other Acquired Assets, at the Closing Seller and each Founder shall execute non-competition and non-solicitation covenants in favor of Buyer for a period of five (5) years following the Closing, in a form reasonably acceptable to Buyer. The non-competition covenant shall extend only to the design, development, manufacture, marketing, sale, or distribution of (a) the Hero Products and (b) any product that is a successor to, derivative of, or improvement upon any Hero Product, or that incorporates or is derived in any material respect from the Acquired IP (the products described in clauses (a) and (b), collectively, the “Restricted Products”), and the conduct of any business to the extent engaged in the design, development, manufacture, marketing, sale, or distribution of Restricted Products (the “Restricted Business”). For the avoidance of doubt, the covenants set forth in this Section 7.4 shall not restrict Seller or any Founder from designing, developing, manufacturing, marketing, selling, or distributing any less-lethal, self-defense, or personal-defense product that does not constitute a Restricted Product. The Parties acknowledge and agree that such covenants are granted in connection with, and constitute an integral and ancillary part of, the sale of the Business and its goodwill to Buyer, are supported by the consideration paid and payable hereunder, and are not covenants ancillary to or arising out of any employment or consulting relationship between Buyer and any Founder. The Parties intend such covenants to be enforceable to the maximum extent permitted by Law, and if any provision is held overbroad, it shall be reformed (blue-penciled) to the maximum enforceable scope. Each of Seller and the Founders acknowledges that a breach would cause irreparable harm for which monetary damages would be inadequate, and that Buyer shall be entitled to injunctive relief and specific performance, without the necessity of posting a bond, in addition to all other remedies.

7.5         Confidentiality. The existence and terms of this Agreement and all non-public information exchanged between the Parties shall remain subject to the confidentiality/non-disclosure agreement between the Parties dated May 18, 2026, and shall be kept strictly confidential, except as required by applicable Law or listing standards.

7.6         Public Announcements. The Parties acknowledge that Buyer is a public reporting company subject to the U.S. federal securities Laws and the rules of The Nasdaq Stock Market. No Party shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except as Buyer determines, after consultation with counsel, to be required by applicable Law, regulation, or listing standard.

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7.7         Further Assurances. From time to time after the Closing, each Party shall execute and deliver such further instruments and take such further actions as may be reasonably necessary to effectuate the transactions contemplated hereby.

7.8         Transfer Taxes; Cooperation. All transfer, sales, use, and similar Taxes arising from the transactions contemplated hereby shall be borne fifty percent (50%) by each Party. The Parties shall cooperate in good faith with respect to Tax matters relating to the Acquired Assets.

7.9         Regulatory Approvals; Efforts. From the Effective Date until the Closing, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary, proper, or advisable to consummate the Closing as promptly as practicable, including to obtain all permits, licenses, registrations, consents, and authorizations from the ATF, the DDTC, the DOT, and any other Governmental Authority that are required to consummate the transactions contemplated hereby and for Buyer to own the Acquired Assets and conduct the Business following the Closing. Without limiting the foregoing, each Party shall (a) prepare and submit, as promptly as practicable, all filings, applications, notices, and submissions required of it to obtain such authorizations; (b) diligently prosecute such filings and respond promptly to any reasonable request from a Governmental Authority for additional information; (c) cooperate with the other Party and furnish such information as may reasonably be required in connection therewith; and (d) promptly notify the other Party of any material communication received from any Governmental Authority concerning such authorizations. Buyer shall control the strategy for obtaining such authorizations, and Seller shall reasonably cooperate with and support Buyer’s efforts, including with respect to the transfer, reissuance, or new issuance of any license or registration relating to the Acquired Assets or the Business. Nothing in this Section 7.9 shall require any Party to divest or hold separate any asset, or to agree to any material restriction on the conduct of its business, in order to obtain any such authorization.

7.10         Post-Closing Insurance. For so long as any representation or warranty survives under Section 9.1 (and in any event for not less than three (3) years following the Closing), Seller shall use commercially reasonable efforts to maintain in effect, or to purchase and maintain runoff or “tail” coverage under, occurrence-based product-liability insurance covering products designed, manufactured, or sold by Seller on or prior to the Closing, and shall use commercially reasonable efforts to cause Buyer to be named as an additional insured thereunder. Upon Buyer’s reasonable request, Seller shall provide evidence of such coverage.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1         Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Closing are subject to (a) the absence of any Law or order prohibiting the transactions, and (b) the receipt of any required governmental consents or approvals, including under applicable firearms and export-control Laws.

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8.2         Conditions to Buyer’s Obligations. The obligations of Buyer are further subject to: (a) the representations and warranties of Seller being true and correct in all material respects as of the Closing (except for representations qualified by materiality, which shall be true in all respects); (b) Seller having performed in all material respects its covenants required to be performed at or before the Closing; (c) the absence of any Material Adverse Effect since the Effective Date; (d) the delivery of the items set forth in Section 4.2, including the executed restrictive covenant agreements; (e) the receipt of all consents set forth on Schedule 4.2(d); and (f) Buyer having obtained all permits, licenses, registrations, and authorizations from the ATF, the DDTC, and any other Governmental Authority that are required for Buyer to own the Acquired Assets and to conduct the Business following the Closing.

8.3         Conditions to Seller’s Obligations. The obligations of Seller are further subject to (a) the representations and warranties of Buyer being true and correct in all material respects as of the Closing; (b) Buyer having performed in all material respects its covenants required to be performed at or before the Closing; and (c) the delivery of the items set forth in Section 4.3.

ARTICLE IX

INDEMNIFICATION

9.1         Survival. The representations and warranties shall survive the Closing for eighteen (18) months; provided, that (a) the representations in Sections 5.1 (Organization), 5.2 (Authority), 5.4 (Title), and 5.12 (Brokers) (the “Fundamental Representations”) and Sections 5.6 (Taxes), 5.7 (Intellectual Property), and 5.9 (Compliance with Laws; Permits) (the “Specialty Representations”) shall survive until the third (3rd) anniversary of the Closing Date; provided, further, that the representation in Section 5.6 (Taxes) shall survive until sixty (60) days after the expiration of the applicable statute of limitations. Covenants shall survive in accordance with their terms. Claims based on fraud shall survive indefinitely. For purposes of this Agreement, “fraud” means actual and intentional common-law fraud—a knowing and intentional misrepresentation of a material fact in an express representation or warranty set forth in this Agreement, made with the intent that the other Party rely on it and on which that Party in fact reasonably relied to its detriment—and does not include constructive fraud, equitable fraud, or negligent or reckless misrepresentation.

9.2         Indemnification by Seller. Subject to this Article IX, Seller (and, with respect to their respective covenants under Sections 7.3 and 7.4, the Founders) shall indemnify and hold harmless Buyer and its Affiliates from and against any Losses arising out of (a) any breach of a representation or warranty of Seller; (b) any breach of a covenant of Seller or a Founder; and (c) any Excluded Liability.

9.3         Indemnification by Buyer. Subject to this Article IX, Buyer shall indemnify and hold harmless Seller from and against any Losses arising out of (a) any breach of a representation or warranty of Buyer; (b) any breach of a covenant of Buyer; and (c) any Assumed Liability.

9.4         Limitations. Seller shall not be liable for indemnification under Section 9.2(a) (other than for breaches of Fundamental Representations or Specialty Representations or for fraud) (i) for any individual claim involving Losses of less than $5,000, or (ii) until the aggregate Losses exceed $25,000 (the “Basket”), after which Seller shall be liable for Losses in excess of the Basket. The aggregate liability of Seller under Section 9.2(a) (other than for Fundamental Representations, Specialty Representations, or fraud) shall not exceed the Holdback Amount. The aggregate liability of Seller for breaches of Fundamental Representations and Specialty Representations shall not exceed the total consideration actually received by Seller hereunder (including Royalty). The foregoing limitations shall not apply to fraud.

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9.5         Sources of Recovery; Holdback Release. Buyer shall first recover indemnifiable Losses from the Holdback Amount, then by setoff against unpaid Royalty pursuant to Section 3.5, and thereafter (in the case of Fundamental Representations, Specialty Representations, Excluded Liabilities, or fraud) directly from Seller. On the date that is twelve (12) months after the Closing, Buyer shall release to Seller an amount equal to fifty percent (50%) of the Holdback Amount, less the amount of any Losses previously satisfied therefrom and less a reasonable reserve for any claims then pending and unresolved; and on the date that is eighteen (18) months after the Closing, Buyer shall release to Seller the then-remaining Holdback Amount, less the amount of any Losses theretofore satisfied therefrom and not previously deducted and less a reasonable reserve for any claims then pending and unresolved. Notwithstanding the foregoing, all releases of, and all payments of indemnifiable Losses from, the Holdback Amount shall be effected by the Escrow Agent in accordance with the Escrow Agreement, which shall provide that (a) undisputed amounts are released to the Party entitled thereto, (b) any amount subject to a good-faith dispute shall remain in escrow until the dispute is finally resolved by mutual written agreement of the Parties or a final, non-appealable order of a court of competent jurisdiction, and (c) neither Party may unilaterally direct the Escrow Agent to release any disputed amount.

9.6         Exclusive Remedy. Except for claims based on fraud and except for the equitable remedies available under Section 7.4 and Section 11.11, indemnification under this Article IX shall be the sole and exclusive monetary remedy of the Parties for breaches of this Agreement following the Closing.

9.7         Procedures. A Party seeking indemnification shall give the indemnifying Party prompt written notice of any claim, and the indemnifying Party shall have the right to assume the defense of any third-party claim with counsel of its choice, subject to customary procedures. No failure to give prompt notice shall relieve the indemnifying Party of its obligations except to the extent it is actually prejudiced thereby. In addition, with respect to any claim for indemnification involving Losses in excess of $5,000 that arises from a claim, demand, return, or request by a customer or other third party (including any warranty, refund, replacement, or product claim), Buyer shall give Seller prompt written notice and a reasonable opportunity to inspect and participate in the evaluation of such claim before Buyer voluntarily pays, settles, replaces, refunds, or otherwise satisfies it, and Buyer shall not settle or compromise any such claim for which it seeks indemnification without Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed; provided, that Buyer may take any action reasonably necessary to prevent imminent harm to persons or property or to comply with applicable Law without prejudice to its right to indemnification.

9.8         Founder Guarantee. Each Founder, jointly and severally, hereby unconditionally and irrevocably guarantees to Buyer the due and punctual payment and performance of all indemnification obligations of Seller under this Article IX in respect of (a) the representations and warranties in Section 5.4 (Title) and Section 5.7 (Intellectual Property), (b) the Excluded Liabilities, and (c) fraud (collectively, the “Guaranteed Obligations”). This guarantee is a guarantee of payment and performance and not merely of collection, and Buyer shall not be required to proceed first against Seller, the Holdback Amount, or any Royalty, or to exhaust any other right or remedy, before enforcing this guarantee against any Founder. The aggregate liability of each Founder under this Section 9.8, taken together with such Founder’s liability under Section 9.2, shall not exceed the aggregate consideration actually received, directly or indirectly, by such Founder in connection with the transactions contemplated hereby (including any portion of the Cash Consideration, Stock Consideration, and Royalty paid or distributed to such Founder); provided, that the foregoing limitation shall not apply to fraud committed by such Founder. The obligations of each Founder under this Section 9.8 shall not be released, diminished, or otherwise affected by any amendment or waiver of, or extension or indulgence granted with respect to, any Guaranteed Obligation, by any insolvency, bankruptcy, dissolution, or liquidation of Seller, or by any other act or circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor, all of which are hereby waived to the maximum extent permitted by Law.

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9.9         Insurance; No Double Recovery. The amount of any Losses for which indemnification is provided under this Article IX shall be reduced by the amount of any insurance proceeds actually received by the indemnified Party in respect of such Losses, net of any deductible, self-insured retention, retrospective-premium adjustment, and reasonable costs of collection. The indemnified Party shall use commercially reasonable efforts to pursue available insurance coverage for indemnifiable Losses; provided, that nothing in this Section 9.9 shall require the indemnified Party to delay or forgo any claim for indemnification (including any recovery from the Holdback Amount) pending the resolution of any insurance claim. If the indemnified Party actually receives insurance proceeds with respect to Losses that were previously satisfied by the indemnifying Party or from the Holdback Amount, the indemnified Party shall promptly remit such proceeds (net as provided above) to the indemnifying Party or to the Holdback Amount, as applicable, up to the amount so satisfied.

9.10         Post-Closing Operation; Product Allocation. For the avoidance of doubt, Buyer shall not be entitled to indemnification under this Article IX for any Loss to the extent arising out of Buyer’s operation of the Business after the Closing or Buyer’s business, commercial, pricing, or operational decisions made after the Closing, and neither the Holdback Amount nor the Royalty is a reserve against post-Closing business performance. Liability to the extent arising from the design or manufacture of a product on or prior to the Closing shall constitute an Excluded Liability, and liability to the extent arising from Buyer’s modification, repair, relabeling, marketing, distribution, or handling of a product after the Closing shall be the responsibility of Buyer, in each case regardless of when the product is sold.

ARTICLE X

TERMINATION

10.1         Termination. This Agreement may be terminated prior to the Closing: (a) by mutual written consent of the Parties; (b) by either Party if the Closing has not occurred on or before September 30, 2026 (the “Outside Date”), provided the terminating Party is not then in material breach; (c) by either Party upon a material breach by the other Party that is not cured within ten (10) Business Days after notice; or (d) by either Party if a Law or order permanently prohibits the transactions.

10.2         Effect of Termination. Upon termination, this Agreement shall become void, except that Sections 7.5 (Confidentiality), 7.6 (Public Announcements), and Article XI shall survive, and no termination shall relieve any Party of liability for fraud or willful breach occurring prior to termination.

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ARTICLE XI

MISCELLANEOUS

11.1         Notices. All notices shall be in writing and delivered by hand, nationally recognized overnight courier, or email (with confirmation) to the addresses set forth on the signature pages or as otherwise designated in writing.

11.2         Expenses. Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses (including legal, accounting, and advisory fees) incurred in connection with this Agreement and the transactions contemplated hereby.

11.3         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict-of-laws principles.

11.4         Jurisdiction; Waiver of Jury Trial. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any dispute arising out of or relating to this Agreement, and EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY.

11.5         Entire Agreement. This Agreement, together with the Transaction Documents, the Disclosure Schedules, and the confidentiality agreement referenced in Section 7.5, constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings, including the parties’ indication of interest, with respect to the subject matter hereof.

11.6         Amendment; Waiver. This Agreement may be amended or waived only by a written instrument signed by the Party against whom enforcement is sought. No waiver shall constitute a continuing waiver.

11.7         Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except that Buyer may assign to an Affiliate or in connection with a sale of all or substantially all of its business; no assignment shall relieve the assigning Party of its obligations.

11.8         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns, except that the Founders and the indemnified Persons under Article IX are intended third-party beneficiaries of the provisions applicable to them.

11.9         Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the invalid provision shall be reformed to the minimum extent necessary to make it enforceable.

11.10         Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by electronic transmission (including PDF or any electronic-signature platform) shall be deemed original signatures.

11.11         Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the Effective Date.

BUYER:

BYRNA TECHNOLOGIES INC.

By: ______________________________

Name and Title:

SELLER:

HERO DEFENSE SYSTEMS, LLC

By: ______________________________

Name and Title: David S. Clemons, Manager

The undersigned Founders join in this Agreement solely for purposes of Section 5.13, Sections 7.3 and 7.4, and Article IX:

By: ______________________________

Name: David S. Clemons

By: ______________________________

Name: Daniel R. Danowski

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DISCLOSURE SCHEDULES

to the

ASSET PURCHASE AGREEMENT

These Disclosure Schedules are delivered by Seller pursuant to, and are qualified in their entirety by reference to, the Asset Purchase Agreement to which they are attached. Capitalized terms used and not otherwise defined herein have the meanings given to them in the Agreement. The section references below correspond to the sections of the Agreement to which the disclosures relate.

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SCHEDULE 2.1(c)

Assumed Contracts

None.

Buyer and Seller acknowledge and agree that there are no Assumed Contracts. Buyer does not assume any contracts of Seller other than those expressly set forth in the Agreement, and, as of the date hereof, no contracts are listed on this Schedule 2.1(c).

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SCHEDULE 2.2

Excluded Assets

Office Furniture & Fixtures

●    Office desks and workstations

●    Office chairs

●    Conference tables

●    File cabinets

●    Shelving not used for production inventory

●    Office décor and furnishings

Office Equipment & Electronics

●    Desktop and laptop computers

●    Computer monitors

●    Printers and scanners

●    Network equipment

●    Telephones

●    Personal electronic devices

Manufacturing Equipment Not Included

●    Forklift

●    Blister packaging machine

●    General-purpose shop equipment not specifically identified as transferred

●    Maintenance tools and shop equipment not dedicated to the purchased assets

Warehouse & Storage

●    Warehouse storage racks and shelving

●    Pallet racks

●    Storage bins and containers unless included with inventory

Personal Property

●    Personal tools owned by founders or employees

●    Personal computers

●    Personal office furnishings

●    Personal memorabilia, awards, photographs, and decorations

●    Personal documents and records

Miscellaneous

●    Any equipment not directly related to manufacturing, product assembly, specialty assembly tools, product-specific quality control equipment, or other assets expressly identified on the Purchased Assets Schedule.

●    Items leased from third parties.

●    Consumable office supplies unless specifically included with purchased inventory.

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SCHEDULE 2.3

Assumed Liabilities

None.

Buyer and Seller acknowledge and agree that there are no Assumed Liabilities. Buyer does not assume any liabilities or obligations of Seller other than those expressly set forth in the Agreement, and, as of the date hereof, no liabilities are listed on this Schedule 2.3.

Seller’s additionally note there are 25000 gas cartridges at the vendor, Leland, that are protected inventory for the Seller, that will need to be purchased by the Buyer, as future production mandates.

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SCHEDULE 4.2(d)

Required Consents and Approvals

Seller discloses that no consents, approvals, or authorizations of any Governmental Authority or third party are required to be obtained or delivered as a condition to Closing under Section 4.2(d), other than those that have already been obtained or waived.

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SCHEDULE 5.3

No Conflicts; Consents

Seller represents and warrants that, except as expressly set forth in Schedule 4.2(d), the execution, delivery, and performance of this Agreement and the other Transaction Documents by Seller do not: (a) violate Seller’s organizational documents; (b) violate any Law or order applicable to Seller; or (c) require any consent under, or result in a breach of, or default under, any material contract. Accordingly, no consents are required to comply with Section 5.3 of this Agreement.

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SCHEDULE 5.12

Brokers

Seller represents and warrants that it has not incurred any liability for any broker’s, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement, and no broker, finder, or financial advisor is entitled to any fee or commission from Seller or Buyer based on arrangements made by or on behalf of Seller.

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SCHEDULE 5.16

Lawful Sale of Products

Seller states that, to the best of Seller’s knowledge, Hero Products are marketed and offered for sale through Seller’s direct-to-consumer online channels on a nationwide basis in the United States, subject to applicable state and local legal restrictions and Seller’s published “State Restrictions.

Seller further states that Seller publicly offers and markets California-compliant Hero Products for sale to residents of California. Those products will be provided on a separate list to be entered into the data room by the Seller.

Sellers additionally acknowledge that certain restrictions apply under the laws of particular states, including that felons may not carry Hero non-lethal products in California, Florida, New Jersey, North Carolina, and Wisconsin.

Sellers represent and warrant, to the best of the Seller’s knowle3dge, that the marketing, sale, and shipment of Hero Products in or into each US jurisdiction is and has been in compliance in all material respects with applicable Law, including any applicable State or local restriction on the sale, transfer, possession, or use of less-lethal defense products.

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